Exhibit 99.1

Porter Bancorp Completes Acquisition of Paramount Bank

Adds $75 Million in Assets and Deposits in Kentucky’s Second Largest Market

LOUISVILLE, Ky.--(BUSINESS WIRE)--Porter Bancorp, Inc. (NASDAQ: PBIB) announced today that it completed the acquisition of Paramount Bank in Lexington, Kentucky, effective February 1, 2008. Paramount has approximately $75 million in assets and $75 million in deposits, of which approximately $15 million are core demand deposits. The total acquisition price was approximately $5 million and was paid in cash.

“The acquisition of Paramount Bank provides us with a prime location in the Lexington market,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. “The Paramount branch will be rebranded as PBI Bank and will become our main office for this attractive growth market. We believe the addition of the new office and customer base will leverage the loan production office we opened in Lexington in June 2007.

”We plan to leverage our existing operations to build on our combined loan portfolio of approximately $300 million in the Lexington market. We expect the Paramount acquisition to be accretive to Porter Bancorp’s earnings in 2008,” concluded Ms. Bouvette.

Lexington, Kentucky is the second largest city in the state. It is the hub of financial, educational, retail and healthcare for central and eastern Kentucky. The area is home to the University of Kentucky and large employers that include Toyota, Lexmark, IBM Global Services and Valvoline. Lexington is noted as the “Horse Capital of the World” and includes the national headquarters for 14 equine associations. Kentucky Horse Park will play host to the World Equestrian Games in 2010. Lexington has a population of approximately 275,000 and is ranked as the 68th largest city in the U.S. MSA deposits are estimated to exceed $7 billion.

About Porter Bancorp, Inc.

Porter Bancorp, Inc. is a bank holding company headquartered in Louisville, Kentucky. It is the sixth largest independent banking organization based on total assets domiciled in the Commonwealth of Kentucky, with $1.5 billion in assets as of December 31, 2007. Through Porter’s subsidiary PBI Bank, it operates banking offices in Louisville and 17 other Kentucky communities located along central Kentucky’s Interstate 65 corridor, which runs through Louisville and central Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the “Risk Factors” section of the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission.

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CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800